EXHIBIT 99.2

James J. Hines, IV

160 Old Roaring Brook Rd.

New Castle, NY 10549

Re:     Letter dated February 15, 2007

Dear Mr. Hines:

I am writing on behalf of the board of directors of Environmental Energy Services, Inc. ("EESV") in response to your letter dated February 15, 2007 indicating your intention to purchase all of the outstanding shares of EESV for $0.09 per share, or approximately $44 million.  On February 20, 2007, a majority of the board of directors met to consider your letter.  The board unanimously voted to reject the offer.  The board determined that the offer did not represent the true value of the company.  In addition, the offer did not disclose the amount of time it would take to close the transaction, and all material conditions and contingencies to closing, including particularly any conditions pertaining to funding of the purchase price.

The board’s rejection of this offer is final and the board has no intentions of further pursuing this matter.

/s/ Dr. A. Leon Blaser

Dr. A. Leon Blaser

Environmental Energy Services, Inc.

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

Phone: (208) 287-4471

Fax: (208) 287-4474